Exhibit 2.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

Wallbox N.V. has one class of securities and one class of warrants registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). References herein to “we,” “us,” “our” and the “Company” refer to Wallbox N.V. and not to any of its subsidiaries.

The following description of our securities and certain provisions of our Articles of Association are summaries and are qualified in their entirety by reference to the full text of our Articles of Association and the Warrant Assignment, Assumption and Amended & Restated Warrant Agreement, dated October 1, 2021 (the “Wallbox Warrant Agreement”), which have been publicly filed with the Securities and Exchange Commission (the “SEC”). We encourage you to read our Articles of Association, Wallbox Warrant Agreement and the applicable provisions of the Dutch law. Terms not defined in this Exhibit 2.1 shall have the meaning ascribed to them in the Articles of Association, the Wallbox Warrant Agreement and the Annual Report on Form 20-F, as applicable.

SHARE CAPITAL AND ARTICLES OF ASSOCIATION

Share Capital

Authorized Share Capital

Wallbox has three classes of shares: (i) Class A ordinary shares, each with a nominal value of €0.12 (the “Class A Shares”), (ii) Class B ordinary shares, each with a nominal value of €1.20 (the “Class B Shares”), and (iii) conversion shares, each with a nominal value of €1.08 (the “Conversion Shares”).

Wallbox’s authorized share capital amounts to €108,000,002.16. Following and pursuant to a conversion of 20,000 Class B Shares into Class A Shares and Conversion Shares on March 22, 2023, in accordance with Clause 5 of the articles of association, Wallbox’s authorized share capital is divided 400,020,000 Class A Shares, 49,980,000 Class B Shares and 20,002 Conversion Shares.

Under Dutch law, the authorized share capital is the maximum share capital that Wallbox may issue without amending the articles of association.

Form of Shares

Pursuant to the articles of association, Wallbox’s shares (the “Shares”) are registered shares.

Transfer of Shares

Under Dutch law, transfers of Shares (other than in book-entry form) shall require a deed executed for that purpose and, save in the event Wallbox itself is a party to such legal act, written acknowledgement by Wallbox of the transfer.

Under the articles of association, if and as long as one or more Class A Shares are admitted to trading on the NYSE, or if it may reasonably be expected that one or more Class A Shares shall shortly be admitted to trading on the NYSE, Wallbox’s board of directors (the “Board”) may resolve that the laws of the State of New York, United States of America, shall apply to the property law aspects of the Class A Shares, subject to certain overriding exceptions under the Dutch Civil Code. Such resolution and the revocation thereof shall be made available for inspection on the Wallbox’s website and at the Dutch trade register. The Board has adopted such resolution.

Conversion of Shares

Class A Shares are not convertible into any other shares of capital stock of Wallbox. Each Class B Share is convertible at any time at the option of the holder into one Class A Share and one Conversion Share. In addition, Class

B Shares shall automatically convert into Class A Shares and Conversion Shares in the same ratio referred above, upon the occurrence of a conversion event set forth by the Wallbox articles of association, including (i) the sale or transfer of such shares, but excluding certain transfers permitted by the Wallbox’s articles of association, or (ii) the death or disability of the excluded holder (within the meaning of the Wallbox articles of association) of such shares, and with effect as of the conversion date (being the date that the non-executive directors determine, in their sole discretion, that a conversion event has occurred).

Notwithstanding the foregoing, all outstanding Class B Shares shall convert into Class A Shares and Conversion Shares in the same ratio referred above, upon the occurrence of the final conversion event (and with effect as per the date on which Wallbox becomes aware the final conversion event has occurred), being: (i) the date set by the Board that is no less than 61 days and no more than 180 days following the date after the date on which the aggregate number of issued and outstanding Class B Shares held (jointly) by the holders that were issued Class B Shares pursuant to the Business Combination Agreement, and their permitted transferees, represents less than 20% of the aggregate number of issued and outstanding Class B Shares held by the initial holders on the date on which Wallbox issues Class B Shares for the first time; or (ii) the date set by the meeting of holders of Class B Shares.

Upon the occurrence of a conversion event, the shareholder concerned shall be obliged to notify the Board thereof by means of a written notice addressed to the Board.

If a Conversion Share is held by anyone other than Wallbox (the “Transferor”), such Transferor shall be obliged to offer and transfer such Conversion Shares to Wallbox unencumbered (without any usufruct, right of pledge, attachment or other encumbrance and without depositary receipts issued for such Conversion Shares) and for no consideration. If and for as long as the Transferor fails to offer and transfer the relevant Conversion Shares to Wallbox, the voting rights, meeting rights and rights to receive distributions attached to the relevant Conversion Shares are suspended. If the Transferor fails to offer and transfer the relevant Conversion Shares to Wallbox within the number of days after the conversion date set forth by the Wallbox articles of association, Wallbox is irrevocably empowered and authorized to offer and transfer the relevant Conversion Shares to Wallbox and until such transaction occurs.

The end result of the conversion of Class B Shares and subsequent transfer to Wallbox of Conversion Shares is that a Wallbox shareholder will hold one Class A Share for each Class B Share it held at the time of conversion.

Issuance of Shares and Pre-emptive Rights

Issuance of Shares

Under Dutch law, the general meeting of Wallbox is authorized to issue Shares or to grant rights to subscribe for Shares and to restrict and/or exclude statutory pre-emptive rights in relation to the issuance of Shares or the granting of rights to subscribe for Shares. The general meeting of Wallbox may designate the Board competent to issue Shares (or grant rights to subscribe for Shares) and to determine the issue price and other conditions of the issue for a specified period not exceeding five years (which period can be extended from time to time for further periods not exceeding five years).

Such designation by the general meeting of Wallbox must state the number of Shares that may be issued. The designation of the Board by the general meeting of Wallbox cannot be withdrawn unless determined otherwise at the time of designation. A resolution of the Board to issue Shares (or grant rights to subscribe for Shares) and a resolution to designate the Board thereto can only be adopted at the proposal of the Board. The general meeting of Wallbox shall, in addition to the Board, remain authorized to issue Shares if such is specifically stipulated in the resolution authorizing the Board to issue Shares.

For a period of 5 years commencing on the date of completion of the Business Combination, the Board has been irrevocably authorized to issue Shares (and to grant rights to subscribe for Shares).

Pre-emptive Rights

Under Dutch law and the articles of association, each shareholder has a pre-emptive right in proportion to the aggregate amount of its Class A Shares and Class B Shares upon the issuance of Class A Shares and Class B Shares

(or the granting of rights to subscribe for Class A Shares and Class B Shares). No pre-emptive rights shall apply in respect of any issuance of Conversion Shares. This pre-emptive right does not apply to: (i) Shares issued to employees of Wallbox or a group company of Wallbox as referred to in Section 2:24b Dutch Civil Code, (ii) Shares that are issued against payment other than in cash; and (iii) Shares issued to a person exercising a previously granted right to subscribe for Shares.

The pre-emptive rights in respect of newly issued Shares or the granting of rights to subscribe for Shares may be restricted or excluded by a resolution of the general meeting of Wallbox. Pre-emptive rights may also be limited or excluded by a resolution of the Board if the Board has been designated thereto by the general meeting of Wallbox for a specific period and with due observance of applicable statutory provisions, and the Board has also been designated to issue Shares.

A resolution of the general meeting of Wallbox to limit or exclude pre-emptive rights or a resolution to designate the Board thereto, can only be adopted at the proposal of the Board, and requires a majority of at least two-thirds of the votes cast, if less than half of the issued share capital of Wallbox is present or represented at the general meeting. Unless otherwise stipulated at its grant the designation may not be withdrawn.

If the resolution of the general meeting of Wallbox to issue Shares or to designate the authority to issue Shares to the Board is detrimental to the rights of holders of a specific class of Shares, the validity of such resolution of the general meeting of Wallbox requires a prior or simultaneous approval by the group of holders of such class of Shares.

For a period of 5 years commencing on the date of completion of the Business Combination, the Board has been irrevocably authorized to limit or exclude pre-emptive rights in respect of Shares.

Repurchase of Shares

Subject to Dutch law and the articles of association, Wallbox may acquire fully paid-up Shares either for no consideration or under universal title of succession, or if, (i) its shareholders’ equity less the payment required to make the acquisition, does not fall below the sum of called-up and paid-in share capital and any reserves to be maintained by Dutch law and/or the articles of association, (ii) Wallbox and its subsidiaries would thereafter not hold Shares or hold a pledge over Shares with an aggregate nominal value exceeding 50% of Wallbox’s issued share capital and (iii) the Board has been authorized thereto by the general meeting of Wallbox. Any acquisition by Wallbox of Wallbox Shares that are not fully paid-up shall be null and void.

The authorization to the Board to acquire own Shares is valid for a maximum of 18 months. As part of the authorization, the general meeting of Wallbox must specify the number of Shares that may be repurchased, the manner in which the Shares may be acquired and the price range within which the Shares may be acquired. The authorization is not required if Wallbox repurchases fully paid-up Shares for the purpose of transferring these Shares to employees of Wallbox or a group company of Wallbox as referred to in Section 2:24b Dutch Civil Code under any applicable equity compensation plan, provided that those Shares are quoted on an official list of a stock exchange.

Wallbox can, jointly with its subsidiaries, hold Shares in its own capital exceeding 10% of its issued share capital for no more than three years after acquisition of Shares for no consideration or under universal title of succession. Owned Shares pledged by Wallbox and its subsidiaries are taken into account in this respect. Any Shares held by Wallbox in excess of the amount permitted shall automatically transfer to the directors jointly at the end of the last day of such three-year period. Each director shall be jointly and severally liable to compensate Wallbox for the value of the Shares at such time, with interest at the statutory rate thereon from such time. The same applies to the acquisition of Shares for employees of Wallbox under any applicable equity compensation plan, provided that those Shares are quoted on an official list of a stock exchange and held by Wallbox for more than one year after acquisition thereof.

For a period of 18 months commencing on the date of completion of the Business Combination, the Board has been irrevocably authorized to repurchase Shares. At the annual general meeting held on June 22, 2022, this authorization has been renewed for a period of 18 months following the date of the annual general meeting.

Reduction of Share Capital

The general meeting of Wallbox may, only upon a proposal of the Board, resolve to reduce the issued share capital by (i) cancelling Shares held by Wallbox itself or (ii) amending the articles of association to reduce the nominal value of the Shares. In either case, this reduction would be subject to provisions of Dutch law and the articles of association. Under Dutch law, a resolution of the general meeting of Wallbox to reduce the number of Shares must designate the Shares to which the resolution applies and must lay down rules for the implementation of the resolution. A resolution to reduce the issued share capital requires a majority of at least two-thirds of the votes cast, if less than half of the issued share capital of Wallbox is present or represented at the general meeting.

If the resolution of the general meeting of Wallbox to reduce Wallbox’s issued share capital by reducing the nominal value of Shares through amendment of the articles of association is detrimental to the rights of holders of a specific class of Shares, the validity of such resolution of the general meeting of Wallbox requires a prior or simultaneous approval by the group of holders of such class of Shares.

In addition, a reduction of capital involves a two-month waiting period during which creditors have the right to object to a reduction of capital under specified circumstances.

Wallbox’s Shareholders’ Register

The Board must keep a shareholders’ register; the Board may appoint a registrar to keep the register on its behalf. The register must be regularly updated. The shareholders’ register may be kept in several copies and in several places. Part of the register may be kept outside the Netherlands to comply with applicable local law or pursuant to stock exchange rules.

The shareholders’ register and records names and addresses of all holders of Shares, showing the date on which the Shares were acquired, the date of the acknowledgement by or notification of Wallbox as well as the amount paid on each share. The register also includes the names and addresses of those with a right of usufruct on Shares belonging to another or a right of pledge in respect of such Shares.

Certain Class A Shares are held through The Depositary Trust Company, or DTC, therefore DTC or its nominee is recorded in the shareholders’ register as the holder of those Class A Shares.

General Meetings and Voting Rights

General Meeting

General meetings of Wallbox are to be held in a location determined in accordance with Dutch law and the Articles of Association. The annual general meeting of Wallbox shall be held each year within six months after the end of Wallbox’s financial year. Other general meetings of Wallbox shall be held as often as the Board or the Chair & CEO deems necessary, and shall be held within three months after the Board has considered it to be likely that Wallbox’s equity has decreased to an amount equal to or lower than half of its paid-up and called-up share capital, in order to discuss the measures to be taken if so required.

General meetings are convened by the Board or the Chair & CEO. Pursuant to Dutch law, one or more shareholders and/or other persons with meeting rights who individually or jointly represent at least the part of Wallbox’s issued share capital prescribed by law for this purpose, may request the Board in writing to convene a general meeting setting out in detail the matters to be discussed. If the Board has not taken the steps necessary to ensure that the general meeting could be held within the relevant statutory period after the request, the requesting shareholders and/or other persons with meeting rights may at their request be authorized by the preliminary relief judge of the district court to convene a general meeting.

The notice of a general meeting shall be given by the Board by means of an announcement with due observance of the statutory notice period and in accordance with the law. The notice of a general meeting shall in any event state the items to be dealt with, the items to be discussed and which items to be voted on, the place and time of the meeting and the procedure for participating at the meeting whether or not by written proxy-holder.

The notice of a general meeting shall also state the record date and the manner in which the persons with meeting rights may procure their registration and exercise their rights. Those persons with meeting rights and those persons with voting rights who are listed on the record date for a general meeting as such in a register designated for that purpose by the Board, are deemed persons with meeting rights or persons with voting rights, respectively, for that general meeting, regardless of who is entitled to the Shares at the date of the general meeting of Wallbox. Under Dutch law, the record date is currently the 28th day prior to the date of a general meeting.

Pursuant to the Dutch law, a subject for discussion which has been requested in writing by one or more shareholders and/or other persons with meeting rights who individually or jointly represent at least three percent of Wallbox’s issued share capital, shall be included in the notice of the general meeting of Wallbox or shall be notified in the same manner as the other subjects for discussion, provided Wallbox has received the request (including the reasons for such request) not later than sixty days before the day of the meeting. Such written requests must comply with the conditions stipulated by the Board as to be posted on Wallbox’s website.

The general meeting of Wallbox shall be presided over by the chairman of the Board or another director designated for that purpose by the Board. If the chairman of the Board is not present at the meeting and no other director has been designated by the Board to preside over the general meeting, the general meeting itself shall appoint a chairperson. The chairperson of the general meeting shall appoint a secretary of the general meeting. Minutes of the proceedings at a general meeting shall in principle be kept by the secretary.

Voting Rights and Decision-Making

Each Class A Share confers the right on the holder to cast one vote at the general meeting of Wallbox and each Class B Share confers the right on the holder to cast ten votes at the general meeting of Wallbox. If and to the extent voting rights are not suspended, each Conversion Share confers the right on the holder to cast nine votes at the general meeting of Wallbox. To the extent the law or the articles of association do not require a qualified majority, all resolutions of the general meeting of Wallbox shall be adopted by a simple majority of the votes cast.

The chairperson of the general meeting of Wallbox shall decide on the method of voting. Abstentions, blank votes and invalid votes shall not be counted as votes. The ruling by the chairperson of the general meeting of Wallbox on the outcome of a vote shall be decisive. All disputes concerning voting for which neither the law nor the articles of association provide a solution are decided by the chairperson of the general meeting of Wallbox.

No votes may be cast at the general meeting of Wallbox for a Share held by Wallbox or a subsidiary of Wallbox. Wallbox or a subsidiary of Wallbox may not cast a vote in respect of a Share on which it holds a right of pledge or a right of usufruct. However, holders of a right of pledge or a right of usufruct on Shares held by Wallbox or a subsidiary of Wallbox are not excluded from voting, if the right of pledge or the usufruct was created before the Share belonged to Wallbox or the subsidiary.

When determining how many votes are cast by shareholders, how many shareholders are present or represented, or which part of Wallbox’s issued share capital is represented at the general meeting of Wallbox, no account shall be taken of Shares for which, pursuant to the law or the articles of association, no vote can be cast.

Certain Major Transactions

Pursuant to Dutch law and the articles of association, the Board shall require the approval of the general meeting of Wallbox for resolutions regarding a significant change in the identity or nature of Wallbox or the enterprise connected with it, including in any event:

(a) the transfer of the business enterprise, or practically the entire business enterprise, to a third party;

(b) concluding or cancelling any long-lasting cooperation of Wallbox or a subsidiary of Wallbox with any other legal person or company or as a fully-liable general partner in a partnership, provided that such cooperation or cancellation thereof is of material significance to Wallbox; and

(c) acquiring or disposing of a participating interest in the share capital of a company with a value of at least one-third of Wallbox’s assets, as shown in the consolidated balance sheet with explanatory notes thereto according to the last adopted annual accounts of Wallbox, by Wallbox or a subsidiary of Wallbox.

Board

Appointment of Directors

The number of executive directors and the number of non-executive directors are determined by the Board. The executive directors and non-executive directors shall be appointed as such by the general meeting at the nomination of the Board.

A director shall be appointed for a term of approximately one year, which term of office shall lapse immediately after the close of the annual general meeting held in the year after his or her appointment. A director may be reappointed with due observance of the preceding sentence. A non-executive director may be in office for a period not exceeding twelve (12) years, which period may or may not be interrupted, unless at the proposal of the Board the General Meeting resolves otherwise. In the event of reappointment of a non-executive director after an eight-year period (or any reappointment thereafter), the our management report shall include the reasons for such reappointment, in accordance with the principles and best practice provisions of Dutch law.

The general meeting may at all times suspend or dismiss any director. The Board may at all times suspend an executive director.

If the seat of an executive director or the seat of a non-executive director is vacant or upon the inability of such director, the remaining executive directors (as to an executive director vacancy or inability) shall temporarily be entrusted with the executive management of the Company, provided that the Board may provide for a temporary replacement, and the remaining non-executive directors (as to a non-executive director vacancy or inability) shall temporarily be entrusted with the performance of the duties and the exercise of the authorities of that non-executive director, provided that the Board may provide for a temporary replacement.

Liabilities of Directors

Under Dutch law, the management of a company is a joint undertaking and each director can be held jointly and severally liable to the company for damages in the event of improper or negligent performance of their duties. In such a scenario, all directors are jointly and severally liable to the company for failure of one or more co-directors. An individual director is only exempted from liability if such director proves that he or she cannot be held liable for serious culpable conduct for the mismanagement and that he or she has not been negligent in seeking to prevent the consequences of the mismanagement. In this regard, a director may refer to the allocation of tasks between the directors. Further, individual directors can be held liable to third parties based on tort, pursuant to certain provisions of the Dutch Civil Code (Burgerlijk Wetboek). In certain circumstances, including in the event of bankruptcy of the company, directors may incur additional specific civil and criminal liabilities.

Please refer to Item 7. “Major Shareholders and Related Party Transactions” included in our most recent Annual Report on Form 20-F and incorporated by reference herein for a description of the indemnification provisions in the articles of association.

Wallbox’s articles of association provide for certain indemnification rights for Wallbox’s directors relating to claims, suits or proceedings arising from his or her service to Wallbox or, at Wallbox’s request, service to other entities, as directors or officers to the maximum extent permitted by Dutch law. In addition to the indemnification rights contained in Wallbox’s articles of association, we may enter into indemnification agreements with our directors.

Dividends and Other Distributions

General

Wallbox may only make distributions to the extent Wallbox’s equity exceeds the sum of its paid-up and called-up part of its issued share capital and the reserves which must be maintained pursuant to the law. Distribution of profits shall be made after the adoption of the annual accounts from which it appears that the distribution is allowed.

The holders of Class A Shares and Class B Shares shall be entitled pari passu to distributions, as any and all distributions on the Shares shall be made in such a way that on each Share an equal amount or value will be distributed provided that and with observance of the following order of priority: (a) in the event of a distribution of profits in respect of a financial year, a distribution for an amount equal to one percent (1%) of the nominal value of Conversion Shares shall first be distributed on each issued and outstanding Conversion Share, and (b) following such distribution on Conversion Shares, no further distribution shall be made on Conversion Shares in respect of such financial year.

Right to Reserve and Dividend Policy

The Board may determine which part of the profits shall be reserved, with due observance of Wallbox’s policy on reserves and dividends. The general meeting of Wallbox may resolve to distribute any part of the profits remaining after reservation. If the general meeting of Wallbox does not resolve to distribute these profits in whole or in part, such profits (or any profits remaining after distribution) shall also be reserved.

Interim Distribution

Subject to Dutch law and the articles of association, the Board may resolve to make an interim distribution of profits provided that it appears from an interim statement of assets signed by the Board that the Wallbox’s equity exceeds the sum of its paid up and called up part of its issued share capital and the reserves which must be maintained pursuant to the law.

Notices and Payment

The date on which dividends and other distributions shall be made payable shall be announced in accordance with the law and published on Wallbox’s website. Distributions shall be payable on the date determined by the Board.

The persons entitled to a distribution shall be the relevant shareholders, holders of a right of usufruct on Shares and holders of a right of pledge on Shares, at a date to be determined by the Board for that purpose. This date shall not be earlier than the date on which the distribution was announced.

Distributions which have not been claimed upon the expiry of five years and one day after the date when they became payable will be forfeited to Wallbox and will be carried to the reserves. The Board may determine that distributions on Shares will be made payable either in euro or in another currency.

Exchange controls

Under Dutch law, there are no exchange controls applicable to the transfer to persons outside of the Netherlands of dividends or other distributions with respect to, or of the proceeds from the sale of, shares of a Dutch company, subject to applicable restrictions under sanctions and measures, including those concerning export control, pursuant to European Union regulations, the Sanctions Act 1977 (Sanctiewet 1977) or other legislation, applicable anti-boycott regulations and similar rules. There are no special restrictions in the articles of association or Dutch law that limit the right of shareholders who are not citizens or residents of the Netherlands to hold or vote shares.

Squeeze-out Procedures

A shareholder who alone or together with group companies holds at least 95% of the issued share capital of Wallbox for his or her own account may initiate proceedings against the other shareholders jointly for the transfer of their shares to such shareholder. The proceedings are held before the Enterprise Chamber of the Amsterdam Court of Appeal (Ondernemingskamer) (Enterprise Chamber), and can be instituted by means of a writ of summons served upon each of the other shareholders in accordance with the provisions of the Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering). The Enterprise Chamber may grant the claim for squeeze-out in relation to the other shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value to be paid for the shares of the other shareholders. Once the order to transfer becomes final before the Enterprise Chamber, the person acquiring the shares shall give written notice of the date and place of payment and the price to the holders of the shares to be acquired whose addresses are known to him. Unless the addresses of all of them are known to the acquiring person, such person is required to publish the same in a daily newspaper with a national circulation.

A shareholder that holds a majority of Wallbox’s issued share capital, but less than the 95% required to institute the squeeze-out proceedings described above, may seek to propose and implement one or more restructuring transactions with the objective of obtaining at least 95% of Wallbox’s issued share capital so the shareholder may initiate squeeze-out proceedings. Those restructuring transactions could, among other things, include a merger or demerger involving Wallbox, a contribution of cash and/or assets against issuance of Shares, the issue of new Shares to the majority shareholder without preemptive rights for minority shareholders or an asset sale transaction.

Depending on the circumstances, an asset sale of a Dutch public limited liability company (naamloze vennootschap) is sometimes used as a way to squeeze out minority shareholders, for example, after a successful tender offer through which a third party acquires a supermajority, but less than all, of the company’s shares. In such a scenario, the business of the target company is sold to a third party or a special purpose vehicle, followed by the liquidation of the target company. The purchase price is distributed to all shareholders in proportion to their respective shareholding as liquidation proceeds, thus separating the business from the company in which minority shareholders had an interest.

Amendments to the Articles of Association

The general meeting of Wallbox may resolve to amend the articles of association at the proposal of the Board. The rights of shareholders may be changed only by amending the articles of association in compliance with Dutch law.

Dissolution and Liquidation

The general meeting of Wallbox may resolve to dissolve Wallbox at the proposal of the Board. If Wallbox is dissolved pursuant to a resolution of the general meeting of Wallbox, the members of the Board shall become liquidators of the dissolved Wallbox’s property. The general meeting of Wallbox may decide to appoint other persons as liquidators.

During liquidation, to the extent possible the articles of association shall continue to apply. The Class A Shares and Class B Shares have equal economic rights at liquidation such that any balance remaining after payment of the debts of the dissolved Wallbox shall be transferred to the shareholders pro rata in proportion to the number of Class A Shares and Class B Shares held by each shareholder, provided that and with observance of the following order of priority: an amount equal to the nominal value of Conversion Shares shall first be transferred on each Conversion Share to the holders of the Conversion Shares.

Certain Disclosure Obligations of Wallbox

Wallbox is subject to certain disclosure obligations under U.S. rules of the NYSE and the SEC. The following is a description of the general disclosure obligations of public companies under Dutch and U.S. law and the rules of the NYSE as such laws and rules exist as of the date of this document, and should not be viewed as legal advice for specific circumstances.

Dutch Financial Reporting Supervision Act

On the basis of the Dutch Financial Reporting Supervision Act (Wet toezicht financiële verslaggeving), or the FRSA, the Dutch Authority for the Financial Markets (Stichting Autoriteit Financiële Markten), or AFM supervises the application of financial reporting standards by Dutch companies whose securities are listed on a regulated market or comparable non-EEA trading venue.

Pursuant to the FRSA, the AFM has an independent right to (i) request an explanation from Wallbox regarding its application of the applicable financial reporting standards if, based on publicly known facts or circumstances, it has reason to doubt that Wallbox’s financial reporting meets such standards and (ii) recommend to Wallbox the making available of further explanations. If Wallbox does not comply with such a request or recommendation, the AFM may request that the Enterprise Chamber of the Amsterdam Court of Appeal (Ondernemingskamer) orders Wallbox to (i) make available further explanations as recommended by the AFM (ii) provide an explanation of the way Wallbox has applied the applicable financial reporting standards to its financial reports or (iii) prepare or restate our financial reports in accordance with the Enterprise Chamber’s orders.

Periodic Reporting under U.S. Securities Law

Wallbox is a “foreign private issuer” under the securities laws of the United States and the rules of the NYSE. Under the securities laws of the United States, “foreign private issuers” are subject to different disclosure requirements than U.S. registrants. Wallbox intends to take all actions necessary to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act of 2002, the rules adopted by the SEC and NYSE’s listing standards. Subject to certain exceptions, the NYSE rules permit a “foreign private issuer” to comply with its home country rules in lieu of the listing requirements of NYSE.

Certain Insider Trading and Market Manipulation Laws

U.S. law contains rules intended to prevent insider trading and market manipulation. The following is a general description of those laws as such laws exist as of the date of this document and should not be viewed as legal advice for specific circumstances. In connection with its listing on NYSE, Wallbox has adopted an insider trading policy. This policy provides for, among other things, rules on transactions by members of the Wallbox Board and Wallbox employees in Shares or in financial instruments the value of which is determined by the value of the shares.

United States

The United States securities laws generally prohibits any person from trading in a security while in possession of material, non-public information or assisting someone who is engaged in doing the same. The insider trading laws cover not only those who trade based on material, non-public information, but also those who disclose material nonpublic information to others who might trade on the basis of that information (known as “tipping”). A “security” includes not just equity securities, but any security (e.g., derivatives). Thus, Wallbox’s board of directors, officers and other employees may not purchase or sell shares or other securities of Wallbox when he or she is in possession of material, non-public information about Wallbox (including Wallbox’s business, prospects or financial condition), nor may they tip any other person by disclosing material, non-public information about Wallbox.

Certain Disclosure and Reporting Obligations of Directors, Officers and Shareholders of Wallbox

Wallbox’s directors, executive officers and shareholders are subject to certain disclosure and reporting obligations under Dutch and U.S. law. The following is a description of the general disclosure obligations of directors, officers, and shareholders under Dutch law as such laws exist as of the date of this document and should not be viewed as legal advice for specific circumstances.

DCGC

With respect to the DCGC, please refer to Item 6. “Directors, Senior Management and Employees” included in our most recent Annual Report on Form 20-F and incorporated by reference herein.

Dutch Civil Code

The Dutch Civil Code provides for certain disclosure obligations in Wallbox’s annual accounts. Information on directors’ remuneration and rights to acquire Shares must be disclosed in Wallbox’s annual accounts.

Transfer Agent

Wallbox lists the Class A Shares in book-entry form and such Class A Shares, through the transfer agent, will not be certificated. Wallbox appointed Continental Stock Transfer & Trust Company as its agent in New York to maintain Wallbox’s shareholders’ register on behalf of the Board and to act as transfer agent and registrar for the Shares. The Class A Shares will trade on NYSE in book-entry form.

Listing of Shares

Wallbox’s Class A Shares are listed on the NYSE under the symbol “WBX.” Beneficial interests in the Class A Shares that are traded on the NYSE are held through the electronic book-entry system provided by The Depository Trust Company, or DTC. Each person holding Class A Shares held through DTC must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a holder of the Class A Shares.

The Class B Shares and the Conversion Shares are not, and are not expected to be, listed on a stock exchange.

DESCRIPTION OF WARRANTS

Outstanding Warrants

Public Warrants

The Public Warrants, which entitle the holder to purchase one Class A Share at an exercise price of $11.50 per Class A Share, became exercisable thirty days after the completion of the Business Combination. The Public Warrants will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation in accordance with their terms.

Each whole warrant entitles the registered holder to purchase one Class A Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time, except as described below. Pursuant to the warrant assignment, assumption and amendment agreement, a warrant holder may exercise its warrants only for a whole number of Class A Shares. This means that only a whole warrant may be exercised at any given time by a warrant holder. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any Class A Shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act, as amended, of 1933 (the “Securities Act”) covering the issuance of the Class A Shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue Class A Shares upon exercise of a warrant unless the Class A Shares issuable upon such warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

We have filed a shelf registration statement for the registration, under the Securities Act, covering the issuance of the Class A Shares issuable upon exercise of the warrants. We will use our commercially reasonable efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant assignment, assumption and amended and restated warrant agreement, dated as of October 1, 2021, by and between Kensington, Wallbox and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Wallbox Warrant Agreement”). Warrant holders may during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. If our Class A Shares are at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants when the price per Class A Share equals or exceeds $18.00.

We may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•

if, and only if, the last reported sale price of the Class A Shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and as described under the heading “—Anti-dilution Adjustments” below) for any 20-trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

We will not redeem the warrants unless a registration statement under the Securities Act covering the issuance of the Class A Shares issuable upon exercise of the warrants is effective and a current prospectus relating to those Class A Shares is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants.

We have established the $18.00 per share (subject to adjustment) redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Class A Shares may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption for cash as described above, Wallbox’s management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of Class A Shares issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of Class A Shares equal to the quotient obtained by dividing (x) the product of the number of Class A Shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of the Class A Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Class A Shares to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants. If we call our warrants for redemption and our management does not take advantage of this option, our sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00.

We may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants prior to redemption and receive that number of shares of Class A common stock to be determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A Shares (as defined below) except as otherwise described below;

•

if, and only if, the last reported sale price of our Class A Shares equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and as described under the heading “—Anti-dilution Adjustments” below) on the trading day prior to the date on which we send the notice of redemption to the warrant holders;

•	if, and only if, the private placement warrants are also concurrently called for redemption at the same price and terms as the outstanding public warrants, as described above; and

•

if, and only if, there is an effective registration statement covering the issuance of the Class A Shares issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

The numbers in the table below represent the number of Class A Shares that a warrant holder will receive upon exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A Shares on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant is adjusted as set forth in the first three paragraphs under the heading “ —Anti-dilution Adjustments” below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.

Redemption Date (period to expiration of warrants)	Fair Market Value of Class A Common Stock
	<$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	>$18.00
57 months	0.257	0.277	0.294	0.31	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.32	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.33	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.29	0.309	0.325	0.34	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.28	0.301	0.32	0.337	0.352	0.364
30 months	0.196	0.224	0.25	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.35	0.364
24 months	0.173	0.204	0.233	0.26	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.13	0.164	0.197	0.23	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.25	0.282	0.312	0.339	0.363
9 months	0.09	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.15	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Class A Shares to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the average last reported sale price of our Class A Shares for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $11 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 Class A Share for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of our Class A Shares for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 share of Class A common stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.365 share of Class A Shares stock per warrant. Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any Class A Shares.

This redemption feature differs from the typical warrant redemption features used in other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the Class A Shares exceeds $18.00 per share for a specified period of time.

This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the Class A Shares are trading at or above $10.00 per share, which may be at a time when the trading price of our Class A Shares is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of warrants when the price per Class A Share equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares representing the applicable redemption price for their warrants based on an option pricing model with a fixed volatility input as described in the Wallbox Warrant Agreement. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed and we will be required to pay the redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the warrants when the Class A Shares are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the Class A Shares are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer Class A Shares than they would have received if they had chosen to wait to exercise their warrants for Class A Shares if and when such Class A Shares trade at a price higher than the exercise price of $11.50.

No fractional Class A Shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of Class A Shares to be issued to the holder.

Exercise Limitation.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.8% or 9.8% (or such other amount as a holder may specify) of the Class A Shares outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments.

If the number of outstanding Class A Shares is increased by a stock dividend payable in Class A Shares, or by a split-up of Class A Shares or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of Class A Shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding Class A Shares. A rights offering to holders of Class A Shares entitling holders to purchase Class A Shares at a price less than the fair market value will be deemed a stock dividend of a number of Class A Shares equal to the product of (i) the number of Class A Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Shares) multiplied by (ii) one (1) minus the quotient of (x) the price per Class A Share paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A Shares, in determining the price payable for Class A Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A Shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Shares on account of such Class A Shares (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Class A Share in respect of such event.

If the number of outstanding Class A Shares is decreased by a consolidation, combination, reverse stock split or reclassification of Class A Shares or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of Class A Shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding Class A Shares.

Whenever the number of Class A Shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Class A Shares purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Class A Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Class A Shares (other than those described above or that solely affects the par value of such Class A Shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Class A Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Class A Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if the holders of the Class A Shares were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders of Class A Shares in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor rule)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act (or any successor rule)) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act

(or any successor rule)) more than 50% of the outstanding Class A Shares, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Wallbox Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of Class A Shares in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Wallbox Warrant Agreement based on the Black-Scholes value (as defined in the Wallbox Warrant Agreement) of the warrant. The warrants will be assumed by Wallbox pursuant to the Wallbox Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the Wallbox Warrant Agreement, a copy of which the Company has filed with the SEC, for a complete description of the terms and conditions applicable to the warrants. The Wallbox Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants and, solely with respect to any amendment to the terms of the private placement warrants or working capital warrants or any provision of the Wallbox Warrant Agreement with respect to the private placement warrants or working capital warrants, 50% of the number of the then outstanding private placement warrants or working capital warrants, as applicable.

The warrant holders do not have the rights or privileges of holders of Class A Shares or any voting rights until they exercise their warrants and receive Class A Shares. After the issuance of Class A Shares upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of Class A Shares to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Wallbox Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.